Exhibit 99.1

NASDAQ DETERMINES VOXWARE NOT ELIGIBLE FOR CONTINUED LISTING ON THE NASDAQ CAPITAL MARKET

LAWRENCEVILLE, NJ — March 29, 2007 - On March 23, 2007, Voxware, Inc., a Delaware corporation (the “Company”), received a determination from the Listing Qualifications Department of The NASDAQ Stock Market, Inc. (“NASDAQ”) indicating that the NASDAQ staff denied the Company’s request for continued listing on The NASDAQ Capital Market as a result of the Company’s failure to comply with or satisfy NASDAQ Marketplace Rule 4310(c)(2)(B), which requires that the Company maintain minimum stockholder’s equity of $2,500,000 or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

In response to the determination, the Company intends to request a hearing before the NASDAQ Listing Qualifications Panel to appeal the determination and seek continued listing on The NASDAQ Capital Market. The request for the hearing will stay the determination at least until the hearing is held (generally within 30 to 45 days from the request for such hearing). After the hearing, the NASDAQ panel will render a formal decision on this matter. In the meantime, the Company’s securities will continue to trade on The NASDAQ Capital Market, pending issuance of the Panel’s final decision.

The Company intends to demonstrate its plan to satisfy the requirements for continued listing on The NASDAQ Capital Market at the time of the hearing, although no assurance can be made that NASDAQ will modify its determination.

About Voxware

Voxware, Inc. (Nasdaq: VOXW) provides open, standards-based software solutions for supply chain logistics that optimize the full spectrum of warehouse operations for greater accuracy, productivity and flexibility in supply chain execution. Voxware’s corporate headquarters are in Lawrenceville, New Jersey, with operating offices in Cambridge, Massachusetts, the United Kingdom and France. Additional information about Voxware can be obtained on the Internet at www.voxware.com.

For Additional Information:

Investor Relations Contact:
Paul Commons
IR@voxware.com
609.514.4100

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause Voxware’s plans to differ or results to vary from those expected including the risks associated with Voxware’s need to introduce new and enhanced products and services in order to increase market penetration and the risk of obsolescence of its products and services due to technological change; Voxware’s need to attract and retain key management and other personnel with experience in providing integrated voice-based solutions for e-logistics, specializing in the supply chain sector; the potential for substantial fluctuations in Voxware’s results of operations; competition from others; Voxware’s evolving distribution strategy and dependence on its distribution channels; the potential that speech products will not be widely accepted; Voxware’s need for additional capital; and a variety of risks set forth from time to time in Voxware’s filings with the Securities and Exchange Commission. Voxware undertakes no obligation to publicly release results of any of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

Please visit our website at www.voxware.com for additional disclosures and further information